EXHIBIT 10.15
Collective Brands, Inc.
Deferred Compensation Plan
As Amended and Restated January 1, 2008

Collective Brands, Inc. Deferred Compensation Plan

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Collective Brands, Inc. Deferred Compensation Plan

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Collective Brands, Inc. Deferred Compensation Plan
COLLECTIVE BRANDS, INC.
DEFERRED COMPENSATION PLAN
As Amended and Restated
January 1, 2008
Purpose
          The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of Collective Brands, Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This is an amendment and restatement of the Collective Brands, Inc. Deferred Compensation Plan, formerly known as the Payless ShoeSource, Inc. Deferred Compensation 401(k) Mirror Plan, and is intended to comply with Code Section 409A. The Plan document in effect prior to the effective date of this amendment and restatement of January 1, 2008 will remain in effect for amounts which were both earned and vested on December 31, 2004. Such amounts are “grandfathered” under the pre-Code Section 409A rules. The Plan was originally effective on October 1, 2000.
ARTICLE 1
Definitions
          For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the Company Contribution Account balance and (iii) the Company Matching Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2	“Annual Deferral Amount” shall mean that portion of a Participant’s Annual Salary and Bonus that a Participant elects to have, and is, deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant’s Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.3	“Annual Installment Method” shall mean annual installments over the number of years selected by the Participant or Committee in accordance with this Plan, calculated in accordance with this Section 1.3. The first annual installment shall be paid during the later of (a) the month of January of the calendar year immediately following the calendar year in which the Participant Retires, experiences a Termination of Employment or dies, as applicable, or (b) the 30-day period beginning on the Benefit Distribution Date. Each subsequent annual installment shall be paid during the month of January of each succeeding calendar year. The Account Balance of the Participant shall be calculated on the date determined by the Committee for payment in accordance with the Plan. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual installments due the Participant. By way of example, if the Participant elects a 10-year Annual Installment Method, the first annual installment shall be 1/10 of the Account Balance, calculated as described in this definition. The following year, the annual installment shall be 1/9 of the Account Balance, calculated as described in this definition.
1.4	“Annual Salary” shall mean the annual cash compensation relating to services performed during any Plan Year, whether or not paid in such Plan Year, excluding bonuses, commissions, royalties, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.5	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.6	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.7	“Benefit Distribution Date” shall mean the date that triggers distribution of a Participant’s vested Account Balance. A Participant’s Benefit Distribution Date shall be determined upon the occurrence of any one of the following: (a) If the Participant Retires, his or her Benefit Distribution Date shall be (i) the last day of the six-month period immediately following the date on which the Participant Retires if the Participant is a Key Employee, and (ii) for all other Participants, the date on which the Participant Retires; provided, however, in the event the Participant changes his or her Retirement Benefit election in accordance with Section 5.2, his or her Benefit Distribution Date shall be postponed in accordance with Section 5.2; (b) If the Participant experiences a Termination of Employment, his or her Benefit Distribution Date shall be (i) the last day of the six-month period immediately following the date on which the Participant experiences a Termination of Employment if the Participant is a Key Employee, and (ii) for all other Participants, the date on which the Participant experiences a Termination of Employment; provided, however, in the event the Participant changes his or her Termination Benefit election in accordance with Section 7.2, his or her Benefit Distribution Date shall be postponed in accordance with Section 7.2; or (c) the date of the Participant’s death, if the Participant

Collective Brands, Inc. Deferred Compensation Plan
dies prior to the complete distribution of his or her vested Account Balance; or (d) the date on which the Participant becomes Disabled.

1.8	“Board” shall mean the board of directors of the Company.

1.9	“Bonus” shall mean any compensation, in addition to Annual Salary, relating to services performed during any Plan Year or fiscal year of the Company, as applicable, whether or not paid in such Plan Year or fiscal year, payable to a Participant as an Employee under any Employer’s bonus, commissions, royalties and cash incentive plans, excluding stock based incentive programs and including special retention and sign-on bonuses, if any.

1.10	“Change in Control” shall mean the first to occur of any of the following events:
(a)	One person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or

(b)	One person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(c)	A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election; or

(d)	One person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company immediately prior to such acquisition or acquisitions..
1.11	“Claimant” shall have the meaning set forth in Section 14.1.

1.12	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
1.13	“Committee” shall mean the administrative committee appointed pursuant to the Plan as described in Article 12. The Committee shall consist of the members of the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan Committee as such term is defined in the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan.

1.14	“Company” shall mean Collective Brands, Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.15	“Company Contribution Account” shall mean (i) the sum of the Participant’s Company Contribution Amounts, plus or minus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant’s Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account.

1.16	“Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.17	“Company Matching Account” shall mean (i) the sum of all of a Participant’s Company Matching Amounts, plus or minus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant’s Company Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Matching Account.

1.18	“Company Matching Amount” for any one Plan Year shall be the amount determined in accordance with Section 3.6.

1.19	“Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If an Employer reasonably anticipates prior to a Change in Control that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.10 below. The amounts so deferred and amounts credited/debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date on which the Employer reasonably anticipates, or should reasonably anticipate, that the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m) (or, in the event of the Participant’s Retirement, Termination of Employment or death, within sixty (60) days after the applicable Benefit Distribution Date). Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

1.20	“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus or minus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.21	“Disability” or “Disabled” shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically

Collective Brands, Inc. Deferred Compensation Plan
determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with any disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements in the preceding sentence.

1.22	“Disability Benefit” shall mean the benefit set forth in Article 8.

1.23	“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.24	“Employee” shall mean a person who is an employee of any Employer.

1.25	“Employer(s)” shall mean the Company and if authorized by the Company to participate herein, any subsidiary of the Company or any affiliated corporation or partnership which elects to participate herein. An Employer may terminate its participation in the Plan as of the first day of any Plan Year, which shall mean a determination by the Employer’s Board of Directors no later than December 31 preceding such Plan Year that (i) all of its Participants in the Plan shall no longer be eligible to participate in the Plan, (ii) no new deferral elections for such Participants shall be permitted, and (iii) such Participants shall no longer be eligible to receive Company Contribution Amounts or Company Matching Amounts under this Plan. The Account Balances of the Participants of any Employer which terminates its participation in the Plan shall continue to be credited or debited with earnings or losses and distributed in accordance with the remaining provisions of the Plan.

1.26	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.27	“401(k) Plan” shall be the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan or any successor plan adopted by the Company, and as amended from time to time.

1.28	“Key Employee” shall mean any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of an Employer based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). All Participants who are determined to be key employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Key Employees for purposes of the Plan during the 12-month period that begins on the first day of the 4th month following the close of such identification period. For purposes of determining whether a Participant is a Key Employee, the definition of Compensation set forth in Treasury Regulation Section 1.415(c)-2(a) shall be applied [without respect to any safe harbor provided in

Section 1.415(c)-2(d), without respect to the special timing rules in Section 1.415(c)-2(e), and without respect to any of the special rules in Section 1.415(c)-2(g)].
1.29	“Participant” shall mean any Employee of an Employer (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs and properly completes an Election Form, (iv) whose signed and properly completed Election Form is timely submitted to the Committee, (v) who commences participation in the Plan, and (vi) whose participation has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.30	“Performance Based Compensation” shall have such definition as set forth in Code Section 409A and related Treasury guidance and Regulations. As specified under Code Section 409A, until such time as amended under Code Section 409A, performance based compensation refers to compensation where (i) the payment of the compensation or the amount of the compensation is contingent on the satisfaction of organizational or individual performance criteria established in writing no later than ninety (90) days after the commencement of the performance period to which the criteria relate, and (ii) the performance criteria are not substantially certain to be met at the time the criteria are established. Performance Based Compensation may include payments based upon subjective performance criteria, but (i) any subjective performance criteria must relate to the performance of the Participant, a group of Participants that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and (ii) the determination that any subjective performance criteria have been met must not be made by the Participant, a family member of the Participant (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family) or a person under the effective control of the Participant or any such family member. Performance Based Compensation may also include payments based on performance criteria that are not approved by a compensation committee of the Board of Directors or by the stockholders or members of the Company or an Employer. Notwithstanding the foregoing, Performance Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established, or that is based solely on the value of, or appreciation in value of, the Company or the stock of the Company.

1.31	“Plan” shall mean the Collective Brands, Inc. Deferred Compensation Plan, formerly the Payless ShoeSource, Inc. Deferred Compensation 401(k) Mirror Plan, which shall be evidenced by this instrument, as it may be amended from time to time.

1.32	“Plan Year” shall mean (a) prior to February 1, 2009, the fiscal year of the Company, (b) effective February 1, 2009, the period beginning on February 1, 2009 and ending on December 31, 2009, and (c), effective January 1, 2010, the period beginning on January 1st and ending on December 31st of each year.

1.33	“Pre-Retirement Survivor Benefit” shall mean the benefit set forth in Article 6.

Collective Brands, Inc. Deferred Compensation Plan
1.34	“Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, separation from service with all Employers, and all other corporations, trades or businesses aggregated with any Employer under Code Section 414(b) or (c), for any reason other than death or Disability, as determined in accordance with Code Section 409A and related Treasury guidance and Regulations, on or after the earlier of the attainment of (a) age sixty-five (65) or (b) age fifty-five (55) with five (5) Years of Service.

1.35	“Retirement Benefit” shall mean the benefit set forth in Article 5.

1.36	“Scheduled Distribution” shall mean the distribution set forth in Section 4.1.

1.37	“Stock” shall mean Collective Brands, Inc. common stock, $ .001 par value, or any other equity securities of the Company designated by the Committee.

1.38	“Terminate the Plan” or “Termination of the Plan” shall mean a determination by the Board to terminate and liquidate the Plan in accordance with Section 11.1.

1.39	“Termination Benefit” shall mean the benefit set forth in Article 7.

1.40	“Termination of Employment” shall mean the separation from service with all Employers, and all other corporations, trades or businesses aggregated with any Employer under Code Section 414(b) or (c), involuntarily or voluntarily, for any reason other than Retirement, Disability or death, as determined in accordance with Code Section 409A and related Treasury guidance and Regulations.

1.41	“Trust” shall mean one or more trusts, commonly referred to as a “rabbi trust,” established between the Company and the Trustee named therein, as amended from time to time.

1.42	“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant or his or her Beneficiary resulting from (i) an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)), (ii) a loss of the Participant’s or Beneficiary’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the Participant’s Beneficiary, all as determined in the sole discretion of the Committee.

1.43	“Variable Account” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the Company Contribution Account balance, and (iii) the Company Matching Account balance. The Variable Account, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.44	“Year of Service” shall have the same meaning as the term Vesting Service under the 401(k) Plan.

ARTICLE 2
Selection, Enrollment, Eligibility
2.1	Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Employers, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.

2.2	Enrollment Requirements.
(a)	As a condition to participation, each selected Employee who is eligible to participate in the Plan effective as of the first day of a Plan Year shall properly complete, execute and return to the Committee an Election Form on or before the December 31st preceding such Plan Year, or such earlier deadline as may be established by the Committee in its sole discretion, in order to participate for that Plan Year. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary. An eligible Employee who satisfies the enrollment requirements of this subsection (a) shall commence or continue participation in the Plan as of the first day of the applicable Plan Year.

(b)	An Employee who first becomes eligible to participate in this Plan after the first day of a Plan Year must properly complete, execute and return to the Committee an Election Form within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion, in order to participate for that Plan Year; provided, however, that this Section 2.2(b) shall not apply with respect to any Employee who previously participated in a nonqualified deferred compensation plan aggregated with this Plan, as determined in accordance with Code Section 409A and related Treasury guidance or Regulations, and any such Employee may participate in the Plan only in accordance with Section 2.2(a). In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary. An eligible Employee who satisfies the enrollment requirements of this subsection (b) shall commence participation in the Plan as of the date his or her Election Form is returned to the Committee.

(c)	If an Employee fails to meet the requirements contained in Section 2.2 within the period required, that Employee shall not be eligible to participate in the Plan during the Plan Year.
2.3	Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to prevent the Participant from making future deferral elections.

Collective Brands, Inc. Deferred Compensation Plan
ARTICLE 3
Deferral Commitments/Company Matching/Crediting/Taxes
3.1	Minimum Deferrals.
(a)	Annual Salary and Bonus. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Salary payable for such Plan Year and/or Bonus payable for the Plan Year or the fiscal year of the Company beginning in such Plan Year, in the following combined minimum amount.

Deferral	Minimum Amount
Annual Salary	$0
Bonus	$0
Annual Salary plus Bonus	$500
If an election is made for less than the stated minimum amount, or if no election is made, the amount deferred shall be zero.

(b)	Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year the minimum Annual Deferral Amount with respect to Annual Salary plus Bonus shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.
3.2	Maximum Deferral.
(a)	Annual Salary and Bonus. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Salary payable for such Plan Year and/or Bonus payable for the Plan Year or the fiscal year of the Company beginning in such Plan Year, as applicable, up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Annual Salary	75%
Bonus	100%
(b)	Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year the maximum Annual Deferral Amount with respect to Annual Salary and Bonus shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits an Election Form to the Committee in accordance with Section 2.2(b), except that in the case of compensation that is earned based upon a specified performance period, the Participant’s deferral election will apply to the portion of such compensation that is equal to (i) the total amount of such compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the performance period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.
3.3	Election to Defer; Effect of Election Form.
(a)	First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant and timely delivered to the Committee (in accordance with Section 2.2 above). Any such election shall be applicable with respect to (i) Annual Salary payable for the portion of such Plan Year after the date of such election, and (ii) in accordance with rules and procedures prescribed by the Administrator, one or more categories of Bonus payable for the portion of the Plan Year or the fiscal year of the Company beginning in such Plan Year, as applicable, determined in accordance with Section 3.2(b).

(b)	General Timing Rule for Subsequent Plan Years. For each succeeding Plan Year, a Participant may irrevocably elect to defer Annual Salary and Bonus and make such other elections as the Committee deems necessary or desirable under the plan by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, on or before the December 31st preceding the Plan Year in which such compensation is earned, or before such other deadline established by the Committee in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations. Any such election shall be applicable with respect to (i) Annual Salary payable for such Plan Year, and (ii) in accordance with rules and procedures prescribed by the Administrator, one or more categories of Bonus payable for the Plan Year or the fiscal year of the Company beginning in such Plan Year, as applicable.

Collective Brands, Inc. Deferred Compensation Plan
(c)	Performance-Based Compensation. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that an irrevocable deferral election pertaining to Performance-Based Compensation based on services performed over a period of at least twelve (12) months, may be made by timely delivering a properly completed and signed Election Form to the Committee in accordance with its rules and procedures no later than six (6) months before the end of the performance period. In order to be eligible to make a deferral election for Performance-Based Compensation, a Participant must perform services continuously from the later of the beginning of the performance period or the date upon which the performance criteria for such compensation are established through the date upon which the Participant makes a deferral election for such compensation. In no event shall an election to defer Performance-Based Compensation be permitted after such compensation has become readily ascertainable.

(d)	Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, the Committee may, in its sole discretion, determine that an irrevocable deferral election for such compensation may be made by timely delivering a properly completed and signed Election Form to the Committee in accordance with its rules and procedures no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse.
3.4	Withholding of Annual Deferral Amounts. For each Plan Year, the Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Annual Salary. The Bonus portion of the Annual Deferral Amount shall be withheld at the time the Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to a Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant.

3.5	Company Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan, which amount shall be for that Participant. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. If a Participant is not employed by an Employer as of the last day of a Plan Year other than by reason of his or her Retirement, Disability or death (while employed), the Company Contribution Amount for that Plan Year shall be zero.

3.6	Company Matching Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Matching Contribution Account under this Plan, which amount shall be for that Participant.

3.7	Crediting of Amounts after Benefit Distribution. Notwithstanding any provision of this Plan to the contrary, should the complete distribution of a Participant’s vested Account Balance occur prior to the date on which any portion of (i) the Annual Deferral Amount that a Participant has elected to defer in accordance with Section 3.3, (ii) the Company Contribution Amount, or (iii) the Company Matching Amount, would otherwise be credited to the Participant’s Account Balance, such amounts shall not be credited to the Participant’s Account Balance, but shall be paid to the Participant by the last day of the Plan Year in which such amount would otherwise have been credited to the Participant’s Account Balance.

3.8	Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement.

3.9	Vesting.

A Participant shall at all times be 100% vested in his or her Deferral Account.
(a)	A Participant shall be vested in his or her Company Contribution Account and Company Matching Account as follows: (i) with respect to all benefits under this Plan other than the Termination Benefit, a Participant’s Company Contribution Account and Company Matching Account shall equal 100% of such Participant’s Company Contribution Account and Company Matching Account; and (ii) with respect to the Termination Benefit, a Participant’s Company Contribution Account and Company Matching Account shall vest on the basis of the Participant’s Years of Service at the time the Participant experiences a Termination of Employment, in accordance with the following schedule:

Vested Percentage of
Years of Service at	Company Contribution
Date of Termination of	Account and
Employment	Company Matching Account
Fewer than 2 years	0%
2 years	25%
3 years	50%
4 years	75%
5 years or more	100%
(b)	Notwithstanding anything to the contrary contained in this Section 3.9, a Participant’s Company Contribution Account and Company Matching Account shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedules) in the event of the following with respect to a

Collective Brands, Inc. Deferred Compensation Plan
Participant while employed by an Employer: Retirement; Disability; death; or a Change in Control.

(c)	Notwithstanding subsection (a), the vesting schedule for a Participant’s Company Contribution Account and Company Matching Account shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective (except as may be provided in agreements that exist from time to time between any Employer and a Participant which provides for acceleration of vesting upon a Change in Control). In the event that all of a Participant’s Company Contribution Account and/or Company Matching Account is not vested pursuant to such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Section 280G. In such case, the Committee must provide to the Participant within 15 business days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”). The opinion shall state the Accounting Firm’s opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company.
3.10	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:
(a)	Election of Measurement Funds for Variable Account. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.10(c) below) to be used to determine the additional amounts to be credited or debited to his or her Variable Account when the Participant commences participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the business day that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to reallocate among the available Measurement Fund(s) to be used to determine the additional amounts to be credited or debited to his or her Variable Account, or to change the portion of his or her Variable Account allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as soon as administratively possible and shall continue thereafter for each subsequent business day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. A Participant shall be permitted to request that the Committee reallocate the amount available in the Measurement Fund(s) once during a calendar month.

(b)	Proportionate Allocation. In making any election described in Section 3.0(a) above, the Participant shall specify on the Election Form, in increments of one percentage point (1%), the percentage of his or her Variable Account to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Variable Account).

(c)	Measurement Funds. The Participant may elect one or more measurement funds (the “Measurement Funds”) for the purpose of crediting or debiting additional amounts to his or her Variable Account. The Committee shall, in its sole discretion, select, discontinue, substitute or add a Measurement Fund at any time. Subject to the shareholders of the Company approving the use of Stock under the Plan, the Committee may offer a Collective Brands, Inc. Stock Fund (the “Stock Fund”) as a Measurement Fund.

(d)	Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant for the Variable Account, as determined by the Committee, as though (i) a Participant’s Account Balance were invested in the selected or required Measurement Fund(s), or both, in the percentages applicable to such business day, as of the close of business on the business day, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred as of the business day were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such business day, as soon as administratively possible after the day on which such amounts are actually deferred from the Participant’s Annual Salary through reductions in his or her payroll; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such business day, as soon as administratively possible. The Participant’s Company Matching Amount, if any, shall be credited to his or her Company Matching Account for purposes of this Section 3.10(d) on the date selected by the Committee in its sole and absolute discretion. The Participant’s Company Contribution Amount, if any, shall be credited to his or her Company Contribution Account for purposes of this Section 3.10(d) on the date selected by the Committee, in its sole and absolute discretion.

(e)	Special Rule for Variable Account Invested in Stock. Notwithstanding any provision of this Plan that may be construed to the contrary, (i) the portion of the Participant’s Variable Account allocated to the Stock Fund must at all times prior to distribution be allocated to the Stock Fund, and (ii) the portion of the Participant’s Variable Account allocated to the Stock Fund must be distributed in the form of Stock.

(f)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement

Collective Brands, Inc. Deferred Compensation Plan
Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.
3.11	FICA and Other Taxes.

(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Annual Salary and Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Deferral Account in order to comply with this Section 3.11 and to satisfy any withholding obligation of the Employer(s) for income or earnings taxes under federal, state or local law resulting from such reduction.

(b)	Company Matching Account and Company Contribution Account. When a Participant becomes vested in a portion of his or her Company Matching Account or Company Contribution Account, or both, the Participant’s Employer(s) shall withhold from the Participant’s Annual Salary and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such vested portions of his or her Company Matching Account and/or Company Contribution Account. If necessary, the Committee may reduce the vested portion of the Participant’s Company Matching Account or Company Contribution Account, or both, as the case may be, in order to comply with this Section 3.11 and to satisfy any withholding obligation of the Employer(s) for income or other taxes under federal, state or local law resulting from such reduction.

3.12	Distributions. The Participant’s Employer(s), or the Trustee of the Trust, shall withhold from any distributions made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the Trustee of the Trust, in connection with such distributions, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the Trustee of the Trust.

ARTICLE 4
Scheduled Distribution; Unforeseeable Emergencies;
Withdrawal Election
4.1	Scheduled Distribution. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a Scheduled Distribution, in the form of a lump sum payment, from the Plan with respect to all or a portion of the Annual Deferral Amount. Subject to the Deduction Limitation, the Scheduled Distribution shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount plus amounts credited or debited in the manner provided in Section 3.10 above on that amount, determined at the time that the Scheduled Distribution becomes payable. Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a sixty (60) day period commencing immediately after the last day of any calendar year designated by the Participant that is at least three Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred (“Scheduled Distribution Date”). With respect to any Scheduled Distribution election, a Participant may make a one time election to re-defer that distribution to a specified date that is not less than the first day of the Plan Year that is five (5) Plan Years after the Plan Year in which the Scheduled Distribution would otherwise be paid. The Participant may make this re-deferral election by submitting an Election Form to the Committee, provided that any such Election Form is submitted at least one (1) year prior to the first day of the Plan Year in which the Scheduled Distribution would otherwise be paid.

4.2	Other Benefits Take Precedence Over Scheduled Distribution. Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Scheduled Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article. Notwithstanding the foregoing, the Committee shall interpret this Section 4.2 in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.

4.3	Unforeseeable Emergencies.
(a)	If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan, subject to the provisions set forth below.

(b)	The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of the business on or as soon as administratively feasible after the date on which the amount becomes payable, as determined by the Committee, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals

Collective Brands, Inc. Deferred Compensation Plan
under this Plan. The availability of payments due to the unforeseeable emergency under any other nonqualified deferred compensation plan as defined for purposes of Code Section 409A, including plans that would be nonqualified deferred compensation plans for purposes of Code Section 409A except due to the effective date thereof, or under any qualified plan (including any assets available by obtaining a loan under a qualified plan), need not be considered in determining whether an emergency is or may be relieved through other means. If an event would constitute an Unforeseeable Emergency under the Plan if it occurred with respect to the Participant’s spouse or dependent, such event will be deemed to constitute an Unforeseeable Emergency if it occurs with respect to a person who is a Participant’s Beneficiary under the Plan.

(c)	If the Committee, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval, and the Participant’s deferrals under the Plan shall be terminated as of the date of such approval.

(d)	In addition, a Participant’s deferral elections under this Plan shall be terminated to the extent the Committee determines, in its sole discretion, that termination of such Participant’s deferral elections is required pursuant to Treas. Reg. §1.401(k)-1(d)(3) for the Participant to obtain a hardship distribution from an Employer’s 401(k) Plan. If the Committee determines that a termination of the Participant’s deferrals is required in accordance with the preceding sentence, the Participant’s deferrals shall be terminated as soon as administratively practicable following the date on which such determination is made.

(e)	Notwithstanding the foregoing, the Committee shall interpret all provisions relating to a payout and/or termination of deferrals under Section 4.3 in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.

ARTICLE 5
Retirement Benefit

5.1	Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance, calculated as of the close of the business on or as soon as administratively feasible after the Participant’s Benefit Distribution Date and each date provided under Section 1.3, if applicable, as determined by the Committee.

5.2	Payment of Retirement Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit pursuant to a lump sum or an Annual Installment Method paid over a period not to exceed 15 years. The Participant may annually change his or her election to an allowable alternative payout form or period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one year prior to the Participant’s Benefit Distribution Date, and that such payout shall not be made or commence until a specified date that is not less than five years after such Benefit Distribution Date. The Election Form most recently submitted by the Participant in accordance with the foregoing provisions of this Section 5.2 shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made on or within sixty (60) days after his or her Benefit Distribution Date. Payments made pursuant to the Annual Installment Method shall be made in accordance with Section 1.3.

5.3	Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Account Balance shall be paid to the Participant’s Beneficiary in a lump sum (or, if a Beneficiary dies before such lump sum is paid, to the beneficiary designated in writing by the Beneficiary on a form to be submitted by the Beneficiary to the Committee (or to the Beneficiary’s estate if the Beneficiary fails to so designate a beneficiary)). The lump sum payment shall be made no later than sixty (60) days after the date of the Participant’s death (or, if later, in January 2009).

Collective Brands, Inc. Deferred Compensation Plan
ARTICLE 6
Pre-Retirement Survivor Benefit

6.1	Pre-Retirement Survivor Benefit. The Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance, calculated as of the close of the business on or as soon as administratively feasible after the Participant’s Benefit Distribution Date and each date provided under Section 1.3, if applicable, as determined by the Committee, if the Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability.

6.2	Payment of Pre-Retirement Survivor Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form the form of payment to be made to his or her Beneficiary. The Pre-Retirement Survivor Benefit shall be paid in a lump sum or an Annual Installment Method paid over a period not to exceed 15 years. The Participant may annually change his or her election to an allowable alternative payout form or period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one year prior to the Participant’s death. The Election Form most recently submitted by the Participant in accordance with the foregoing provisions of this Section 5.2 shall govern the payout of the Pre-Retirement Survivor Benefit. If a Participant does not make any election with respect to the payment of the Pre-Retirement Survivor Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made no later than sixty (60) days after the date of the Participant’s death. Payments made pursuant to the Annual Installment Method shall be made in accordance with Section 1.3.

6.3	Death of Beneficiary Prior to Completion of Pre-Retirement Survivor Benefit. If a Beneficiary dies before the Pre-Retirement Survivor Benefit is paid in full, the unpaid Pre-Retirement Survivor Benefit shall continue and shall be paid to the beneficiary designated in writing by the Beneficiary on a form to be submitted by the Beneficiary to the Committee (or to the Beneficiary’s estate if the Beneficiary fails to so designate a beneficiary) over the remaining period of time and in the same amounts as that benefit would have been paid to the Beneficiary had the Beneficiary survived.

ARTICLE 7
Termination Benefit

7.1	Termination Benefit. The Participant shall receive a Termination Benefit, which shall be equal to the Participant’s vested Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability. The Termination Benefit will be calculated as of the close of business on or as soon as administratively feasible after the Participant’s Benefit Distribution Date and each date provided under Section 1.3, if applicable, as determined by the Committee in.

7.2	Payment of Termination Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Termination Benefit pursuant to a lump sum or an Annual Installment Method paid over a period not to exceed 15 years. Notwithstanding the above, if the Participant’s vested Account Balance at the time of his or her Termination of Employment (or, in the case of a Key Employee, the date which is six months after the date of his or her Termination of Employment), plus his or her vested interest in any other nonqualified deferred compensation plan aggregated with the Plan under Code Section 409A, does not exceed the limitation described in Section 402(g) of the Code, payment of his or her Termination Benefit shall be paid in a lump sum on such date; provided, however, that this sentence shall only be applicable if such Participant’s interest in any other nonqualified deferred compensation plan aggregated with the Plan under Code Section 409A is also paid in a lump sum on such date. The Participant may annually change his or her election to an allowable alternative payout form or period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one year prior to the Participant’s Benefit Distribution Date, and that such payout shall not be made or commence until a specified date that is not less than five years after such Benefit Distribution Date. The Election Form most recently submitted by the Participant in accordance with the foregoing provisions of this Section 7.2 shall govern the payout of the Termination Benefit. If a Participant does not make any election with respect to the payment of the Termination Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made on or within sixty (60) days after his or her Benefit Distribution Date. Payments made pursuant to the Annual Installment Method shall be made in accordance with Section 1.3.

7.3	Death Prior to Completion of Termination Benefit. If a Participant dies after Termination of Employment but before the Termination Benefit is paid in full, the Participant’s unpaid Account Balance shall be paid to the Participant’s Beneficiary in a lump sum (or, if a Beneficiary dies before such lump sum is paid, to the beneficiary designated in writing by the Beneficiary on a form to be submitted by the Beneficiary to the Committee (or to the Beneficiary’s estate if the Beneficiary fails to so designate a beneficiary)). The lump sum payment shall be made no later than sixty (60) days after the date of the Participant’s death (or, if later, in January 2009).

Collective Brands, Inc. Deferred Compensation Plan
ARTICLE 8
Disability Benefit

8.1	Disability Benefit. Upon a Participant’s Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant’s Account Balance, calculated as of the close of business on or as soon as administratively feasible after the Participant’s Benefit Distribution Date, as determined by the Committee.

8.2	Payment of Disability Benefit. The Disability Benefit shall be paid to the Participant (or, if a Participant dies after becoming Disabled but before the Disability Benefit is paid, his or her Beneficiary) in a lump sum payment on or within sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 9
Beneficiary Designation

9.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2	Beneficiary Designation and Change of Beneficiary . A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be deemed to be his or her estate.
9.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

9.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s participation in the Plan shall terminate upon such full payment of benefits.

Collective Brands, Inc. Deferred Compensation Plan
ARTICLE 10
Leave of Absence

10.1	Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a separation from services as determined by the Committee in accordance with Code Section 409A and related Treasury guidance and Regulations, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 4, 5, 6, 7 and 8 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2	Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, and such leave of absence does not constitute a separation from service, as determined by the Committee in accordance with Code Section 409A and related Treasury guidance and Regulations, such Participant shall continue to be eligible for the benefits provided in Articles 4, 5, 6, 7 and 8 in accordance with the provisions of those Articles. However, if the Participant returns to employment during the same Plan Year as the unpaid leave of absence begins, the Participant’s deferral election shall apply to Annual Salary earned during the remainder of the Plan Year. Even if the Participant does not return to employment during the same Plan Year, the Participant’s deferral election shall apply to any Bonus earned for the year in which such unpaid leave of absence commences.

ARTICLE 11
Termination, Amendment or Modification

11.1	Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not Terminate the Plan at any time in the future. The Company may Terminate the Plan in accordance with Code Section 409A as follows:

(A) by irrevocable action taken during the 30 days before or 12 months after a Change in Control and provided that all agreements, methods, programs and other arrangements sponsored by the Company, and all other corporations, trades or businesses aggregated with the Company under Code Section 414(b) or (c), immediately after the time of the Change in Control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Code Section 409A, are terminated and liquidated with respect to each Participant that experienced the Change in Control event, so that all such Participants are required to receive all amounts of compensation deferred under such terminated agreements, methods, programs and other arrangements within 12 months of the date all necessary action to terminate and liquidate such agreements, methods, programs and other arrangements is irrevocably taken; or

(B) within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan termination and liquidation occurs, (ii) the first calendar year in which the amount is no longer subject to a substantial risk forfeiture, or (iii) the first calendar year in which the payment is administratively practicable; or

(C) if (i) all “similar plans” within the meaning specified under Code Section 409A and related Treasury guidance or Regulations are terminated, (ii) distributions are made no sooner than 12 months and no later than 24 months after termination, (iii) neither the Company nor any other corporation, trade or business aggregated with any Employer under Code Section 414(b) or (c) adopts any new plan of the same type for three years and (iv) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company and such corporations, trades or businesses; or

(D) as a result of such other events and conditions as the U.S. Treasury Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

In the event of a permissible Termination of the Plan as specified above, the Participants’ vested Account Balances, determined as if they had experienced a Termination of Employment on the date of Termination of the Plan or, if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Termination of the Plan, shall be paid to the Participants as follows: Prior to a Change in Control, an Employer shall, notwithstanding any elections made by the Participant, pay such vested Account Balances in a lump sum within the timeframes specified in subsection (B) or (C) above, as applicable. After a

Collective Brands, Inc. Deferred Compensation Plan

Change in Control, the Account Balances of all Participants shall be fully vested and the Employer shall be required to pay such benefits in a lump sum within five (5) business days after Termination of the Plan pursuant to subsection (A) above.

11.2	Amendment.

(a)	Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 11.2 or Section 12.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

(b)	Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under Code Section 409A, and related Treasury guidance or Regulations, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Code Section 409A, and related Treasury guidance or Regulations.

11.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s participation in the Plan shall terminate.

ARTICLE 12
Administration

12.1	Committee Duties. Except as otherwise provided in this Article 12, this Plan shall be administered by a Committee which shall consist of the members of the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan Committee, or such other committee as the Board shall appoint. Members of the Committee may be Participants in this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2	Administration Upon Change In Control. For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the “Administrator” shall be the Trustee appointed under the Trust. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations and responses to legal inquiries and challenges. Upon and after the occurrence of a Change in Control, the Company must: (i) pay out the Account Balances of all Participants, in a lump sum within five (5) business days after Plan termination pursuant to Section 11.1(A); (ii) pay all reasonable administrative expenses and fees of the Administrator; (iii) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (iv) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Company only with the written consent of a majority of the Participants.

12.3	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.4	Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Collective Brands, Inc. Deferred Compensation Plan

12.5	Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

12.6	Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 12
Other Benefits and Agreements

13.1	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

Collective Brands, Inc. Deferred Compensation Plan
ARTICLE 14
Claims Procedures
14.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”), or his or her duly authorized representative, may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2	Notification of Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than 90 days, and shall, in fact, delivery such reply within such period. However, the Committee may extent the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the Committee shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(v)	the time limits for requesting a review of the denial under Section 14.3 hereof and for the actual review of the denial under Section 14.4.

(a)	Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination. The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all non-privileged documents, records and other information which (i) was relied upon by the Committee in making its initial claims decision, (ii) was submitted, considered or generated in the course of the Committee making its initial claims decision, without regard to whether such information was actually relied upon by the Committee in making its decision or (iii) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the Committee’s determination within such 60-day period, he or she shall be barred and estopped from challenging such determination.
14.4	Decision on Review. Within a reasonable period of time, ordinarily not later than 60 days, after the Committee’s receipt of a request for review, the Committee will review its prior determination. If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Committee extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information. The Committee has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Committee decides in its discretion that the Claimant is entitled to such benefits. The decision of the Committee shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Employer and the Claimant. If the Committee makes an adverse benefit determination on review, the Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all non-privileged documents, records and

Collective Brands, Inc. Deferred Compensation Plan
other information which (i) was relied upon by the Committee in making its decision, (ii) was submitted, considered or generated in the course of the Committee making its decision, without regard to whether such information was actually relied upon by the Committee in making its decision or (iii) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

(d)	a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.
14.5	Special Disability Provisions.
(a)	Notwithstanding anything herein, if a Claimant is denied a benefit because he or she is determined not to be Disabled (other than any such determination by the Social Security Administration or in accordance with any disability insurance program of the Claimant’s Employer) and he or she makes a claim pursuant to such denial, the provisions of this Section 14.5 shall apply. Upon receipt of a claim, the reply period shall be forty-five (45) days. If, prior to the end of such 45-day period, the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered, the period for making the determination may be extended for up to thirty (30) days, and the Committee shall notify the Claimant, prior to the expiration of such 45-day period, of the circumstances requiring an extension and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period, the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, and the Committee shall notify the Claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date by which the Plan expects to render a decision. In the case of any extension described in this paragraph, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues, and the Claimant shall be afforded forty-five (45) days within which to provide the specified information. If information is requested, the period for making the benefit determination shall be tolled from the date on which notification of an extension is sent to the Claimant until the date on which the Claimant responds to the request for information.

(b)	Within one hundred eighty (180) days after receiving the written notice of an adverse disposition of the claim, the Claimant may request in writing, and shall be entitled to, a review of the benefit determination. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Plan shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such health care professional shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal nor the subordinate of any such individual. The medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Claimant’s adverse benefit determination will be identified to the Claimant. If the Claimant does not request a review within one hundred eighty (180) days after receiving written notice of the original’s disposition of the claim, the Claimant shall be deemed to have accepted the original written disposition.

(c)	A decision on review shall be rendered in writing by the Plan within a reasonable period of time, but ordinarily not later than forty-five (45) days after receipt of the Claimant’s request for review by the Plan, unless the Plan determines that special circumstances require an extension of time for processing the claim. If the Plan determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) period. In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. In the event the extension is due to a Claimant’s failure to submit information necessary to decide the claim, the Claimant shall be afforded forty-five (45) days within which to provide the specified information, and the period for making the benefit determination on review shall be tolled from the date on which notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(d)	In the case of an adverse benefit determination on review, in addition to the information described above, the notice shall state: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”
14.6	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

Collective Brands, Inc. Deferred Compensation Plan
ARTICLE 15
Trust
15.1	Establishment of the Trust. The Company shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts, Company Contribution Amounts and Company Matching Amounts for such Employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

15.2	Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3	Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

15.4	Stock Transferred to the Trust. Subject to the shareholders of the Company approving the use of Stock under the Plan, notwithstanding any other provision of this Plan or the Trust, if Trust assets are distributed to a Participant in a distribution which reduces such portion of the Participant’s Variable Account invested in the Stock Fund, such distribution must be made in the form of Stock.

ARTICLE 16
Miscellaneous
16.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible (i) in a manner consistent with that intent, and (ii) in accordance with Code Section 409A and related Treasury guidance and Regulations.

16.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

16.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. Notwithstanding the foregoing, all or part of the amounts payable hereunder to a Participant may be paid to an individual other than the Participant to the extent necessary to fulfill, and in accordance with the terms of, a domestic relations order as defined in Code Section 414(p)(1)(B).

16.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan

Collective Brands, Inc. Deferred Compensation Plan
and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Kansas without regard to its conflicts of laws principles.

16.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Collective Brands, Inc.
3231 SE Sixth Street

Topeka, KS 66607-2207

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

16.12	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.13	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
16.14	Court Order. If a court determines that a spouse, former spouse, child or dependent of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to distribute the spouse’s, former spouse’s, child’s or dependent’s interest in the Participant’s benefits under the Plan to that spouse, former spouse, child or dependent to the extent necessary to fulfill, and in accordance with the terms of, a domestic relations order as defined in Code Section 414(p)(1)(B).

16.15	Distribution in the Event of Income Inclusion Under 409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirements of Code Section 409A and related Treasury guidance and Regulations, the Committee may, in its sole discretion, provide for a distribution of that portion of his or her Account Balance that is required to be included in his or her income. In such event, the Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the portion of his or Account Balance required to be included in income as a result of the failure of the Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Participant’s unpaid vested Account Balance under the Plan. Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.

16.16	Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

16.17	Trust. If the Trust terminates and benefits are distributed from the Trust to a Participant, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

16.18	Legal Fees To Enforce Rights After Change in Control. The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the

Collective Brands, Inc. Deferred Compensation Plan
Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction.
SIGNATURE ON FOLLOWING PAGE

     IN WITNESS WHEREOF, the Company has signed this amended and restated Plan document effective as of January 1, 2008.

Collective Brands, Inc., a Delaware corporation

By:

Title:	Senior Vice President, Human Resources